Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Stock Incentive Plan, the 2018 Equity Incentive Plan, and the 2018 Employee Stock Purchase Plan of Constellation Pharmaceuticals, Inc. of our reports dated April 27, 2018, except for Note 17 as to which the date is July 9, 2018 with respect to the financial statements of Constellation Pharmaceuticals, Inc. included in its Amendment No. 1 to the Registration Statement (Form S-1 No. 333-225822) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 23, 2018